UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

August 13, 2024
Date of Report (Date of earliest event reported)

URANIUM ENERGY CORP.
(Exact name of registrant as specified in its charter)

Nevada	001-33706	98-0399476
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 North Shoreline, Ste. 800, Corpus Christi, Texas, U.S.A.	78401
(U.S. corporate headquarters)	(Zip Code)

1830 – 1188 West Georgia Street Vancouver, British Columbia, Canada	V6E 4A2
(Canadian corporate headquarters)	(Zip Code)

(Address of principal executive offices)

(361) 888-8235
(Registrant’s telephone number, including area code)

Not applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol (s)	Name of each exchange on which registered
Common Stock	UEC	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (Section 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (Section 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 7.01	Regulation FD Disclosure

On August 13, 2024, Uranium Energy Corp. (the “Company” or “UEC”) issued a news release to announce the successful startup of uranium production at its past-producing Christensen Ranch In-Situ Recovery (“ISR”) operations in Wyoming.

Production commenced in the previously operated Mine Unit 10 at Christensen Ranch on August 6th. To date, uranium concentrations in the initial production patterns are meeting expectations and are anticipated to rise in the coming weeks. All planned startup milestones, including the hiring and training of the initial restart personnel for both the Irigaray Central Processing Plant (“CPP”) and Christensen Ranch, have been achieved to ensure a successful ramp-up of uranium production. Approximately 40% of the total workforce is from Johnson County, with other employees originating from Campbell, Converse, Carbon, Laramie and Natrona Counties in Wyoming.
The first shipment of yellowcake is anticipated to occur in November or December 2024. This coincides with the Company’s fiscal Q2 ending January 31, 2025.

Uranium recovered from Christensen Ranch will be processed at the Irigaray CPP, located approximately 15 miles northwest of Christensen Ranch. Irigaray has a current licensed capacity of 2.5 million pounds U3O8 per year, with a license amendment currently under regulatory review that is expected to increase capacity to 4.0 million pounds annually. The Irigaray CPP is the hub, central to four fully permitted ISR projects in the Powder River Basin of Wyoming, including Christensen Ranch.

Donna Wichers, Vice President of Wyoming Operations, stated: “The Christensen Ranch ISR Mine has successfully restarted and we are in full growth mode with initial recoveries from Mine Unit 10 to be followed with Mine Units 7 and 8 in the coming months. Additionally, we have drilled, cased and completed 55 wellfield patterns to extend Mine Unit 10 that will commence production in 2025. Further production growth is being developed with delineation drilling and monitor well planning at Mine Unit 11. We have filled all our initial personnel requirements, resulting in a total workforce of 40 employees. Hiring is expected to continue into 2025 with an additional 20 positions to meet plans for future wellfield development and expanded production.”

Amir Adnani, President and CEO, stated: “I am very proud of the Wyoming team who have executed as planned to achieve the restart of production. This is the moment we have been working towards for over a decade, having acquired and further developed leading U.S. and Canadian assets with an exceptional, deeply experienced operations team. Global uranium market fundamentals are solid, with prospects for extraordinary growth in nuclear power and uranium demand.”

Mr. Adnani continued: “The U.S. nuclear utility fleet produces almost 20% of the country’s electricity and is the world’s largest uranium consumer with purchases of over 50 million pounds last year. U.S. production has been virtually non-existent for many years, suffering from price insensitive imports via foreign state-owned enterprises that undermined domestic mining and investment. This situation is changing by way of successive and unprecedented bipartisan U.S. government programs designed to stimulate growth of domestic uranium production as the foundation of a robust nuclear fuel supply chain.”

Scott Melbye, Executive Vice President, stated: “Production from stable jurisdictions is valued in today’s volatile world and has become a renewed priority in utility purchasing strategies. The special nature of U.S. origin uranium carries a unique demand profile, not only applicable for U.S. and Western utilities security of supply but also for U.S. national security. Unobligated U.S. origin uranium is required to fuel the U.S. nuclear navy, and the government inventories feeding this demand have been drawn down over several decades. The U.S. Department of Energy’s recent Strategic Uranium Reserve purchases being the clearest example of a domestic priority.”

A copy of the news release is attached as Exhibit 99.1 hereto.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit	Description
99.1	News Release dated August 13, 2024.
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

URANIUM ENERGY CORP.

DATE: August 13, 2024.	By:	/s/ Pat Obara
Pat Obara, Secretary and
Chief Financial Officer